Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS STRONG THIRD QUARTER 2011 EARNINGS OF

$0.24 PER SHARE

Elkridge, MD. November 3, 2011. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter ended September 30, 2011.

Overview of Third Quarter 2011 Results:

•                  Revenue of $88.9 million for third quarter of 2011, up $22.9 million or 35% compared to $66.1 million for third quarter of 2010

•                  Net income of $4.6 million for third quarter of 2011 compared to $3.1 million for third quarter of 2010

•                  Earnings of $0.24 per diluted share for third quarter of 2011 compared to earnings of $0.17 per diluted share for third quarter of 2010

•                  EBITDA of $9.4 million for third quarter of 2011, up $2.8 million or 43% compared to EBITDA of $6.6 million for third quarter of 2010

The Company earned $88.9 million of revenue for the quarter ended September 30, 2011, an increase of $22.9 million or 35%, compared to the same period in 2010. The RWD consulting business, which was acquired from RWD Technologies in April 2011, contributed $19.6 million of revenue and $2.8 million of gross profit, or 14% gross margin, during the third quarter of 2011.  In addition, other recently completed acquisitions contributed approximately $4.6 million of revenue during the third quarter of 2011. EBITDA increased $2.8 million or 43% from $6.6 million, or 10.0% of revenue, during the third quarter of 2010 to $9.4 million, or 10.6% of revenue, during the third quarter of 2011.

“I am pleased to report that we continued to achieve extremely strong financial results in the third quarter of 2011,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies.  “Our acquisitions enabled us to achieve record performance in both revenue and gross profit. Our core business, complemented by our acquisitions, continues to show positive long-term prospects for growth.  As we continue to strengthen our Company’s unique brand in a highly fragmented world market, we should be able to take advantage of larger global opportunities.”

Balance Sheet and Cash Flow Highlights

As of September 30, 2011, the Company had cash and cash equivalents of $5.4 million, short-term borrowings outstanding of $6.2 million and available borrowings under its revolving credit facility of $28.4 million. Cash provided by operating activities was $5.8 million for the quarter ended September 30, 2011 and $10.6 million for the nine months ended September 30, 2011.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on Thursday, November 3, 2011. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-954-0593 or 212-231-2909, using conference ID number 21544096. A telephone replay of the call will also be available beginning at 12:00 p.m. on November 3rd, until 12:00 p.m. on November 17th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21544096.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Revenue	$88,948	$66,078	$239,275	$189,107
Cost of revenue	74,083	54,851	198,907	158,986
Gross profit	14,865	11,227	40,368	30,121
Selling, general and administrative expenses	7,601	5,776	22,212	17,215
Gain on reversal of deferred rent liability	—	—	1,041	—
Gain (loss) on change in fair value of contingent consideration, net	303	(55)	506	1,478
Operating income	7,567	5,396	19,703	14,384
Interest expense	51	47	149	147
Other income	157	143	498	437
Income before income tax expense	7,673	5,492	20,052	14,674
Income tax expense	3,054	2,349	8,132	6,217
Net income	$4,619	$3,143	$11,920	$8,457

Basic weighted average shares outstanding	18,784	18,610	18,761	18,607
Diluted weighted average shares outstanding	19,048	18,725	18,996	18,713

Per common share data:
Basic earnings per share	$0.25	$0.17	$0.64	$0.45
Diluted earnings per share	$0.24	$0.17	$0.63	$0.45

Other data:
EBITDA (1)	$9,439	$6,615	$24,530	$18,126

(1)          The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue by segment:
Manufacturing & BPO	$45,804	$38,532	$126,373	$105,916
Process & Government	9,715	10,701	29,820	32,040
Energy	5,382	5,487	16,885	16,564
Sandy Training & Marketing	13,163	11,358	39,301	34,587
RWD (2)	14,884	—	26,896	—
Total revenue	$88,948	$66,078	$239,275	$189,107

Gross profit by segment:
Manufacturing & BPO	$7,991	$5,928	$20,651	$15,949
Process & Government	1,838	1,546	5,451	5,032
Energy	1,696	1,841	5,231	4,791
Sandy Training & Marketing	1,770	1,912	5,571	4,349
RWD (2)	1,570	—	3,464	—
Total gross profit	$14,865	$11,227	$40,368	$30,121

Operating income by segment:
Manufacturing & BPO	$4,274	$2,827	$9,477	$6,825
Process & Government	1,196	720	3,125	2,549
Energy	1,367	1,429	4,009	3,475
Sandy Training & Marketing	731	966	2,094	1,268
RWD (2)	179	—	857	—
Corporate and other costs	(483)	(491)	(1,406)	(1,211)
Gain on reversal of deferred rent liability	—	—	1,041	—
Gain (loss) on change in fair value of contingent consideration, net	303	(55)	506	1,478
Total operating income	$7,567	$5,396	$19,703	$14,384

Supplemental Cash Flow Information:
Net cash provided by operating activities	$5,767	$12,823	$10,561	$23,085
Capital expenditures	(866)	(135)	(2,397)	(576)
Free cash flow	$4,901	$12,688	$8,164	$22,509

(2)          In connection with the acquisition of the consulting business of RWD Technologies, LLC (RWD) on April 15, 2011, a portion of the acquired business constitutes a separate reportable segment named RWD, and certain other business units of RWD are included in the Manufacturing & BPO and Sandy Training & Marketing segments.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$5,447	$28,902
Accounts and other receivables	58,497	47,874
Inventories, net	223	305
Costs and estimated earnings in excess of billings on uncompleted contracts	20,332	12,929
Prepaid expenses and other current assets	8,087	5,813
Total current assets	92,586	95,823
Property, plant and equipment, net	4,660	2,965
Goodwill and other intangibles, net	109,796	82,791
Other assets	1,736	1,617
Total assets	$208,778	$183,196

Current liabilities:
Short-term borrowings	$6,154	$—
Accounts payable and accrued expenses	41,631	32,694
Billings in excess of costs and estimated earnings on uncompleted contracts	15,058	15,807
Total current liabilities	62,843	48,501
Other noncurrent liabilities	8,422	9,908
Total liabilities	71,265	58,409
Total stockholders’ equity	137,513	124,787
Total liabilities and stockholders’ equity	$208,778	$183,196

Non-GAAP Reconciliation — EBITDA (3)

(In thousands)

(Unaudited)

	Quarters ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net income (4)	$4,619	$3,143	$11,920	$8,457
Interest expense	51	47	149	147
Income tax expense	3,054	2,349	8,132	6,217
Depreciation and amortization	1,715	1,076	4,329	3,305
EBITDA	$9,439	$6,615	$24,530	$18,126

(3)          EBITDA (earnings before interest, income taxes, depreciation and amortization) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(4)          Net income includes the following non-recurring or acquisition-related amounts:

•                  A $1,041,000 gain on reversal of a deferred rent liability during the second quarter of 2011, which results in $0.03 per share for the nine months ended September 30, 2011 after being tax effected.

•                  Net gains of $303,000 and $506,000 on the change in fair value of contingent consideration for the three and nine months ended September 30, 2011, respectively, compared to a net loss of $55,000 and a net gain of $1,478,000 for the three and nine months ended September 30, 2010, respectively.

•                  $127,000 and $1,426,000 of transaction expenses during the three and nine months ended September 30, 2011, respectively, related to the completion of acquisitions.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725